CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of September 11, 2002

(the "Agreement"), by and among Structured Asset Securities Corporation, as Depositor, Wachovia Bank, National Association as Master Servicer, LaSalle Bank, N.A., as Trustee, ABN AMRO Bank N.V., as Fiscal Agent, and

Lennar Partners, Inc., as Special Servicer

(LB UBS 2002 C4)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2002 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its material obligations under the Agreement in all material respects throughout such period ended December 31, 2002, (iii) the Company has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2003.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC LB UBS 2002 C4